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                                                                    EXHIBIT 99.1


FINANCIAL CONTACT:         JAMES S. GULMI (615) 367-8325
GENESCO MEDIA CONTACT:     CLAIRE S. MCCALL (615) 367-8283


                         GENESCO TO MAKE PRESENTATION AT
                           WSA SHOE SHOW IN LAS VEGAS
       -- COMPANY REITERATES COMFORT WITH PREVIOUSLY ANNOUNCED GUIDANCE -

NASHVILLE, Tenn., Aug. 2, 2005 -- Genesco Inc. (NYSE: GCO) today announced plans for members of its management to make a presentation on product trends in its markets at the WSA Shoe Show at 7:35 a.m. (Pacific time) on Thursday, August 4, 2005. A live audio feed of the presentation will be accessible on the Internet through the Company's website at www.genesco.com. The Company also said it remains comfortable with previously announced earnings guidance for the second quarter ended July 30, 2005, and for fiscal year ending January 28, 2006.

            This release contains forward-looking statements, including those regarding the Company's earnings outlook and all other statements not addressing solely historical facts or present conditions. Actual results could turn out materially different from the expectations reflected in these statements. A number of factors could cause differences. These include completion of the Company's quarterly procedures relating to reporting results for the second quarter of fiscal 2006, weakness in consumer demand for products sold by the Company, fashion trends that affect the sales or product margins of the Company's retail product offerings, changes in buying patterns by significant wholesale customers, limitations in product supply or disruptions in distribution, unfavorable trends in foreign exchange rates and other factors affecting the cost of products, changes in business strategies by the Company's competitors, the ability to open, staff and support additional retail stores on schedule and at acceptable expense levels and to renew leases in existing stores on schedule and at acceptable expense levels, variations from expected pension-related charges caused by conditions in the financial markets, and the outcome of litigation and environmental matters involving the Company. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.


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            Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear and accessories in more than 1,600 retail stores in the United States and Canada, principally under the names Journeys, Journeys Kidz, Johnston & Murphy, Underground Station, Hatworld, Lids, Hat Zone, Cap Factory, Head Quarters and Cap Connection, and on internet websites www.journeys.com, www.journeyskidz.com, www.undergroundstation.com, www.johnstonmurphy.com, www.lids.com, www.hatworld.com, and www.lidscyo.com. The Company also sells footwear at wholesale under its Johnston & Murphy brand and under the licensed Dockers brand. Additional information on Genesco and its operating divisions may be accessed at its website www.genesco.com.